Exhibit T3A.41

State of Delaware Secretary of State Division of Corporations Delivered 07:00 PM 12/03/2015 FILED 07:00 PM 12/03/2015 SR 20151188231 - File Number 5897897

CERTIFICATE OF FORMATION

OF

BROADER MEDIA HOLDINGS, LLC

This Certificate of Formation is being executed as of December 3, 2015 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is Broader Media Holdings, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Joan D. Donovan
Joan D. Donovan, an Authorized Person